Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEA Industries Inc.

Louisville, CO

We hereby consent to the incorporation by reference of our report dated March 29, 2022, with respect to the consolidated financial statements of CEA Industries Inc. as of and for the years ended December 31, 2021 and 2020 in this registration statement on Form S-1 relating to the registration of 532,688 warrants, 170,382 pre-funded warrants, together to purchase 703,070 shares of common stock and 710,890 shares of common stock. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

June 10, 2022